Exhibit 10.14

LICENSE AGREEMENT

This License Agreement (hereinafter the “Agreement”) is made effective the date of full execution (hereinafter the “Effective Date”), by and between:

The European Molecular Biology Laboratory (hereinafter “EMBL”) whose registered offices are at Meyerhofstrasse 1, 69117 Heidelberg represented by its business subsidiary EMBL Enterprise Management Technology Transfer GmbH, Boxbergring 107, D-69126 Heidelberg, Germany (hereinafter “EMBLEM”)

and

Singapore Volition Pte. Limited, 165 Gangsa Road, Unit 01-70, Singapore, 670165 (hereinafter “LICENSEE”). EMBLEM and LICENSEE are hereinafter collectively referred to as the “Parties”.

WHEREAS, EMBLEM is a 100% affiliate and the commercial arm of the European Molecular Biology Laboratory (hereinafter “EMBL”) and commercialises the intellectual property developed in the EMBL.

WHEREAS, EMBLEM as an exclusive licensee owns or controls certain intellectual property rights which relate to the field of cancer diagnostics.

WHEREAS, LICENSEE and EMBLEM are collaborating in a research and development project relating to the development of new tissue-or blood tests for cancer diagnostics based on EMBL Intellectual Property.

WHEREAS LICENSEE desires to obtain, and EMBLEM is willing to grant, exclusive access to EMBL’s intellectual property under the following conditions:

NOW, THEREFORE, the Parties agree as follows:

Article 1 Definitions

1.1

“Affiliate” shall mean any entity which controls LICENSEE or is controlled by LICENSEE, or is under common control with LICENSEE, through another entity.

1.2

“EMBL Intellectual Property” shall mean EMBL’s rights and interests in invention records, developments, ideas, know-how, trade secrets, results, data, information, and/or the related intellectual property rights in any of the foregoing relating to the intellectual property as listed in Appendix 1.1 including without limitation patent applications and patent applications made a part thereof, any patents based thereon, any divisional, continuations, continuations-in-part, reexaminations or reissues thereof as well as certificates of addition and utility models, and any and all patents granted thereon.

1.3

“Field” shall mean the field of cancer diagnosis and cancer prognosis.

1.4

“Licensed Technology” shall mean all technologies based on the EMBL Intellectual Property.

1.5

“Licensed Methods” shall mean any and all methods, which directly relate to or are based on the Licensed Technology and the use of which is covered by a claim in an issued, valid, enforceable, unexpired patent included in EMBL Intellectual Property.

1.6

“Licensed Material” shall mean Histone macroH2A isoform antibodies and related material as listed in Appendix 1.11 provided to LICENSEE pursuant to this Agreement and/or any and all antibodies, antibody fragments and antibody preparations and related material (like e.g. hybridoma cell lines) provided by EMBL to the Licensee in the Field after the date of this Agreement.

1.7

“Original Material” means the Histone macroH2A isoform antibodies as relating to the Licensed Material as supplied by EMBLEM, but not including any Histone macroH2A Isoform antibodies derived from any source other than the Licensed Material.

1.8

“Progeny” mean unmodified descendants of the Licensed Material.

1.9

“Modified Derivatives” mean any material or organism created by LICENSEE, which contain a variation or modification of the Original Material.

1.10

“Unmodified Derivatives” mean any material or organism created by LICENSEE which contain or incorporate the Original Material, other than Progeny.

1..11

“Licensed Products” shall mean any and all products, the manufacture, use, offer for sale, sale or import of which relate to or are based on the Licensed Technology and which are covered by a claim in an issued, valid, enforceable, unexpired patent included in the EMBL Intellectual Property.

1.12

“Licensed Services” shall mean any and all services relating to products, the manufacture, use, offer for sale, sale or import of which relate to or are based on the Licensed Technology and which are covered by a claim in an issued, valid, enforceable, unexpired patent included in EMBL Intellectual Property.

1.13

“Net Sales” is defined as the price of each Licensed Product and/or Service on Licensed Methods based on or related to EMBL Intellectual Property invoiced worldwide by LICENSEE or any Affiliates of LICENSEE to a third party that is not an Affiliate of LICENSEE, excluding separately on the invoice identified (i) consumables not based on EMBL Intellectual Property, (ii) trade discounts actually granted, (iii) amounts actually repaid or credited as rejections, returns or retroactive price reductions, (iv) packaging, transport and shipping charges, (v) insurance costs, (vi) custom duties, sales taxes, use taxes and turnover tax.

1.14

“Territory” shall mean a nation state and “Territories” means nation states.

Article 2 Grant of Rights

2.1

EMBLEM grants to LICENSEE, an exclusive, worldwide license, including the right to sublicense, to make, have made, use, sell, have sold, import, have imported, and otherwise to use or practice EMBL Intellectual Property in the Field.

2.2

EMBLEM grants to LICENSEE, an exclusive, worldwide license, including the right to sublicense, for the commercial use of Licensed Materials, provided by EMBL under this Agreement and identified by LICENSEE as key components of diagnostic products, for manufacture and use as components in diagnostic products in the Field.

2.3

The LICENSEE shall use the Licensed Material in compliance with all laws and regulations applicable to such Licensed Material in the LICENSEE’s place and country, including guidelines for work with recombinant DNA and animals-where applicable-explicitly admitted by an ethics committee or regulations on the treatment of laboratory animals.

2.4

The Licensed Material shall be used exclusively in the Field. Licensed Material must not be released to any person other than the LICENSEE or its Researcher/s and staff under LICENSEE’s supervision who are bound by similar obligations not less strict than those set out herein. Licensed Material shall be handled confidentially and forwarded to third parties only after obtaining EMBLEM’s prior written approval with such approval not to be unreasonably withheld.

2.5

Except as stated in Article 2.1 and 2.2, however, LICENSEE shall have no right to extend these licenses or to sublicense.

2.6

EMBLEM retains title to all Licensed Material, Original Material, Unmodified Derivatives and Progeny.

2.7

LICENSEE retains title to all Modified Derivatives (except that EMBLEM retains ownership rights to the Original Material), and those substances created through the use of the Licensed Material, but which are not Progeny or Unmodified Derivatives.

2.8

If LICENSEE desires to use the Licensed Material, Original Material, Progeny, or creates Modified Derivatives or Unmodified Derivatives for purposes other than the Field of Use defined above, then the Parties shall in good faith negotiate terms of use for such additional purposes.

2.9

EMBL retains the rights to use Licensed Products and Licensed Materials for basic research and teaching.

Article 3 Remuneration

3.1

In consideration of the grant of rights under Article 2, LICENSEE shall pay EMBLEM the following fees:

a) 5% (five percent) royalties on Net Sales for sales of Licensed Products;

b) a milestone fee of EURO 20,000,- (twenty thousand) upon formal filing of EC declaration of conformity, or any other equivalent action required in order to obtain authorization from relevant regulatory authority to launch any Licensed Product in a first Territory;

c) a milestone fee of EURO 40.000, - (forty thousand) upon launch of a Licensed Product in a first Territory;

d) 10% (ten percent) royalties on Net Sales for sales of Licensed Services.

3.2

LICENSEE shall pay to EMBLEM royalties on Sublicense Royalty Income and Sublicense Non-Royalty Income as follows:

- 10% (ten percent) for sublicense income generated from sales of Licensed Product; by a sub-licensee of LICENSEE, where the product sublicensed has previously (before the date of the sublicense) been approved by regulatory authorities for market in at least one Territory (for example a CE marked product for the EEA Territories);

- 15% (fifteen percent) sublicense income generated from sales of assays or tests based on Licensed Technology by a sub-licensee of LICENSEE, where the assay or test sublicensed has previously (before the date of the sublicense) been validated in a clinical study (not including the lung cancer study of Sporn, Kustatscher, Hothorn, Collado, Serrano, Muley, Schnabel and Ladurner accepted by Oncogene 22 Jan 09);

- 25% (twenty five percent) sublicense income generated from sales of Licensed Product by a sub-licensee of LICENSEE, where sales of Licensed Product is supported by no clinical validation (other than the test referred to in the lung cancer study of Sporn, Kustatscher, Hothorn, Collado, Serrano, Muley, Schnabel and Ladurner accepted by Oncogene 22 Jan 09);

For avoidance of doubt Sublicense Royalty Income and Sublicense Non-Royalty Income is payable on 3rd party sublicenses only. Sublicenses to companies or entities which are part of the Volition group or are controlled by, majority owned by or affiliates of Singapore Volition Pte. Limited are considered as internal transfers for the purposes of this document and royalties payable will be the same as if Singapore Volition Pte Limited had made the sales directly.

3.3

Where possible the LICENSEE will produce stand-alone Licensed Products that incorporate the EMBL Intellectual Property. However, it is anticipated that some Licensed Products will be produced that incorporate both the EMBL Intellectual Property and separately licensed technologies or materials (for example ELISA tests for macroH2A isoforms incorporating the EMBL anti-isoform antibody as well as separately licensed anti-nucleosome or DNA antibody. Where a Licensed Product:

a)

relies upon one or more separate technologies to be combined (in addition to the EMBL Intellectual Property), each being critical to the product and without which there would not be a product or technology for sale, the royalties otherwise payable under this Agreement shall be reduced by the amount of the royalties or consideration paid for the separate technologies; or

b)

is incorporated in any other product (“Combination Product”) supplied by the Licensee or its Affiliates and the Licensed Product is not priced separately from the Combination Product, the Net Sales Value of such a Combination Product shall be based upon the proportional value of the contribution of the EMBL Intellectual Property as compared with the aggregate value of the Licensed Product;

provided that the royalty payable to EMBLEM under this Agreement shall be reduced no greater than fifty percent (50%).

3.4

The royalty payments will be made for annual reporting periods ending December 31 of each year (“Reporting Period”). Until March 30 of the year following a Reporting Period, LICENSEE shall deliver to EMBLEM a written account, which shall include information on the number of Licensed Products and/or service on Licensed Methods sold, gross sales, Net Sales, sublicense income and royalties. The latest on April 30 of the year following the Reporting Period LICENSEE shall remit the royalties due to EMBLEM by wire transfer to a bank account to be designated by EMBLEM in writing.

3.5

In addition to other payments defined in this article, LICENSEE will reimburse to EMBLEM all patent cost for filing, maintenance, prosecution and enforcement of EMBL Intellectual Property until this Agreement is terminated.

3.6

All payments due to EMBLEM hereunder shall be understood without the applicable Value Added Tax (-VAT-) and shall be made in Euro (€) and without deduction of any bank or transfer charges or similar payments with the exception of the withholding taxes payable in Germany under the tax laws in force at the time of the payment. VAT has to be paid by LICENSEE, if due under the applicable law.

Article 4 Patent Rights

4.1

EMBLEM shall ensure that any patents with respect to EMBL Intellectual Property and EMBL Intellectual Property are prosecuted, enforced and maintained. EMBLEM will particularly only abandon any patent rights within the EMBL Intellectual Property upon written agreement by LICENSEE. Furthermore, EMBLEM will consult with LICENSEE in advance and act upon mutual agreement of LICENSEE with regard to any matters concerning any patents included in the EMBL Intellectual Property, particularly any filings of patent applications. Substantial office actions shall be done in collaboration with LICENSEE. EMBLEM shall provide written notice to LICENSEE of the issuance of any patent included in the EMBL Intellectual Property or the filing of any application included in the EMBL Intellectual Property together with a copy thereof. Upon request of EMBLEM, LICENSEE, shall support and assist EMBLEM in any prosecution of the patent rights included in the EMBL Intellectual Property licensed hereunder or any litigation regarding the validity of the patent rights included in the EMBL Intellectual Property licensed hereunder.

4.2

In the event one of the Parties comes to know of any infringement or threatened infringement of any patent included in the EMBL Intellectual Property licensed hereunder, it shall make prompt notice to the other Party. EMBLEM shall have the sole right, but not the obligation, at its sole expense, to bring suit or other appropriate legal action against any actual or suspended infringement of any patent included in the EMBL Intellectual Property. If EMBLEM does not take such action within one hundred twenty (120) days after written notice from LICENSEE of such infringement, LICENSEE shall have the sole right but not the obligation, at its own expense, to bring suit or other appropriate legal action against such infringement. Any amount recovered, whether by judgment or settlement, shall first be applied to reimburse the costs and expenses (including attorneys’ and patent attorney’s fees) of the Party bringing suit, then to the costs and expenses (including attorneys’ fees), if any, of the other Party. Any amounts remaining shall be allocated three quarters (3/4) to the Party bringing suit and one quarter (1/4) to the other Party or one half to each Party if the suit is brought jointly.

4.3

LICENSEE shall indemnify and hold harmless EMBLEM from all claims as may be made against or suffered by EMBLEM by reason of the use by LICENSEE of the Licensed Methods or the manufacture, use, sale by LICENSEE of the Licensed Products, unless such claims or losses can be shown to be due to the gross negligence or willful misconduct of EMBLEM.

Article 5 Further Developments

5.1

The Parties are interested in further cooperation with regard to any further developments of Licensed Products and/or the Licensed Methods made by one or both of the Parties.

5.2

Each Party shall have and retain sole title to any know-how, whether patentable or not, in respect of further developments of the Licensed Method and/or the Licensed Product made by this Party. To the extent such know-how shall be patentable the party which has title to this know-how shall also be entitled to apply for the corresponding patent protection worldwide in its own name and to its own benefit. Any further developments to the Licensed Methods and/or the Licensed Products and any patents granted or patent applications filed therefore shall be collectively referred to as “Further Developments”. The other Party shall assist and support the Party filing such application to the extent necessary.

5.3

EMBLEM grants to LICENSEE for a period of 90 (ninety) days an exclusive first option to negotiate an exclusive license on Further Developments of the Licensed Methods or to manufacture, use, offer for sale, sale or import Further Developments of the Licensed Products. In return LICENSEE grants to EMBLEM for a period of 90 (ninety) days an exclusive first option to negotiate an exclusive license to Further Developments made by LICENSEE for the purposes of basic research at EMBL. The 90-days-period shall commence upon receipt of the notice pursuant to Article 5.4, Sentence 1 and 2.

5.4

Both LICENSEE and EMBLEM are obliged to notify the respective other party in writing upon any Further Developments immediately after the reporting of the discovery. A detailed description of the Further Developments made has to be attached to such notification. In order to avoid that the protection of the Further Developments by corresponding patents or utility models is endangered, the notified Party is obliged to keep any information received by the notifying Party strictly confidential. Article 6 applies accordingly.

Article 6  Confidentiality

6.1

The Parties acknowledge and agree that it may be necessary during the term hereof to exchange confidential and proprietary information relating to the subject of this Agreement, including, but not limited to know-how, business secrets, and scientific data. Each Party agrees that, during the term hereof and thereafter, it shall keep such information confidential and refrain from disclosing to any third party any such confidential or proprietary information of the other Party. Specifically, information shall be deemed to constitute confidential or proprietary information if it is marked as confidential. The Parties agree that the foregoing provisions shall not apply with respect to any information that (i) is (through no improper action or inaction by the other Party) generally known to the public, (ii) was in the Party’s possession or known by it prior to receipt from the other Party, (iii) was rightfully disclosed to the Party by a third party without restriction, or (iv) was developed by an employee of either Party or its Affiliates in the case of LICENSEE who did not have access to the confidential and proprietary information of the other Party.

6.2

Notwithstanding the foregoing, LICENSEE shall be entitled to share confidential and proprietary information with its Affiliates to the extent necessary to exercise its rights under this Agreement provided that the Affiliates are bound by the terms and conditions of this Article 6. Under the same condition, LICENSEE shall be entitled to share confidential and proprietary information with a party which intends to acquire all or substantially all of the assets of LICENSEE. In addition, LICENSEE shall have the right to disclose confidential and proprietary information (i) to the extent required by law, (ii) as necessary in the course of seeking or enforcing patent rights, obtaining approval to manufacture or market products or methods, after prior written approval of EMBLEM with such approval not to be unreasonably withheld or (iii) as reasonably required in the course of any other financing arrangement, merger, acquisition, consolidation or the like, after prior written approval of EMBLEM with such approval not to be unreasonably withheld. Each Party may make disclosures required by court order provided it uses diligent effort to limit disclosures and to obtain confidential treatment or a protective order and has allowed the other Party the opportunity to participate in the proceeding.

6.3

Neither Party shall use the name of the other Party, or of any employee of the other Party, in any publicity, advertising, or news release without prior written approval of the other Party with such approval not to be unreasonably withheld.

6.4

Each Party agrees not to disclose to any third party, except to its Affiliates, or, in the case of LICENSEE, in the course of a merger, acquisition, consolidation or the like, the content of this Agreement. If EMBLEM is requested by an inventor of EMBL Intellectual Property to disclose certain information about the remuneration paid by LICENSEE to EMBLEM said information shall be disclosed without giving any information allowing directly or indirectly identification of LICENSEE. If required by an inventor of EMBL Intellectual Property, validation of said information shall be carried out by an independent sworn accountant or auditor.

6.5

The Parties will impose the terms and conditions of this Article 6 also on those employees for whom the Agreement might be relevant.

Article 7 Term and Termination

7.1

The term of this license shall commence on the Effective Date and shall continue in full force and effect until the earlier of the expiry of the license of EMBLEM as granted by EMBL for the EMBL Intellectual Property licensed hereunder or the expiry of any patents within EMBL Intellectual Property, unless otherwise terminated earlier in accordance with this Article 7.

7.2

Each Party shall be entitled to terminate this Agreement with immediate effect and without further obligation to the other Party, by written notice to the other Party, if:

(i)

The other Party becomes bankrupt or insolvent, or

(ii)

The first Party obtains a successful termination judgment under section 9.2 after the other Party commits a material breach of any substantial obligation under this Agreement and falls within sixty (60) days of written notice of such breach to remedy the same if capable of remedy or if incapable of remedy to pay adequate compensation therefore.

7.3

LICENSEE shall be entitled to terminate this Agreement with immediate effect and without further obligation to EMBLEM, by written notice to EMBLEM, if the patent applications as specified in Appendix I do not lead to patents.

7.4

EMBLEM may terminate this Agreement if LICENSEE has sold Products below a total value of 100.000 EUR within the initial period of this License Agreement of three (3) years.

Notwithstanding the foregoing, the parties remain free to negotiate an adjustment of the royalties instead of terminating the Agreement.

7.5

Termination of this Agreement for any reason shall not affect the rights and obligations of the Parties accrued prior to the date of termination of the Agreement. In particular:

(i)

The rights and obligations of the Parties to sell Licensed Products shall survive termination of the Agreement, provided such Licensed Products were manufactured by LICENSEE or an Affiliate of LICENSEE prior to the date of termination. Royalties shall be paid according to Articles 3.1 and 3.2.

(ii)

The rights and obligations of the Parties under Article 6 shall survive termination of this Agreement for a period of two (2) years following termination.

(iii)

Payments made under this contract prior to termination shall not be refundable, provided EMBLEM has met all obligations made under this Agreement.

Article 8 Warranties

8.1

EMBLEM warrants and represents that EMBLEM is the exclusive licensee of EMBL Intellectual Property, and that EMBLEM is fully entitled to enter into this Agreement and to grant the licenses provided hereunder. In particular, EMBLEM warrants and represents that it has no conflict of any kind with EMBL or any other employer of the inventor(s) of EMBL Intellectual Property, which may restrict it from entering into this Agreement or fulfilling the obligations hereunder. Furthermore, EMBLEM warrants that the inventors of EMBL Intellectual Property have validly transferred their rights to the Inventions to EMBL to the extent necessary for LICENSEE to exercise its rights under this Agreement.

8.2

EMBLEM represents to its best knowledge the validity and enforceability of the EMBL Intellectual Property and the freedom from any third party rights of the Licensed Products or Licensed Methods.

8.3

EMBLEM finally warrants and represents that it has not granted, and agrees that it shall not grant licenses to any person or entity, which would be inconsistent with the licenses granted hereunder.

Article 9 Governing Law

9.1

The rights and obligations of the Parties under this Agreement shall be governed by the laws of the Federal Republic of Germany except its provision on conflicts of law (Internationales Privatrecht). Place of Jurisdiction shall be Mannheim.

9.2

All disputes arising out of or in connection with this Agreement shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The language of Arbitration shall be English. The place of Arbitration shall be Mannheim, Germany.

Article 10  Severability

10.1

In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid or illegal, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect. The clause shall be replaced by a valid, legal and enforceable provision which is as close as possible to the commercial meaning and purpose of the void provision.

Article 11 Entire Agreement; Amendments

11.1

This Agreement contains the entire agreement between the Parties. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by authorized representatives of both Parties.

Article 12 Assignability

12.1

EMBLEM shall obligate EMBL to guarantee, that, in case EMBLEM forfeit the right to grant the license granted hereunder for any reason (e.g., by loosing its status of being an exclusive licensee of EMBL), LICENSEE will remain entitled to the rights granted hereunder.

12.2

Neither this Agreement nor parts thereof shall be assignable by one of the Parties to another party without the respective other Party’s prior written consent which shall not be unreasonably withheld. The LICENSEE may assign all of its rights and obligations under this Agreement to any of its Affiliates provided that the assignee undertakes to the LICENSEE to be bound by and perform the obligations of the LICENSEE under this Agreement.

Article 13 Notices

13.1

Any notices given or payments required under this Agreement shall be in writing and shall be deemed delivered (a) on the date of delivery if delivered in person, by confirmed telefax or overnight courier or (b) five (5) days after mailing if sent by registered mail (return receipt requested), addressed to the Parties as follows (or at such other addresses as the Parties may notify each other of in writing):

If for EMBLEM:

EMBLEM Technology Transfer GmbH

Boxbergring 107,

D-69126 Heidelberg

Telephone: +49-6221-363-2210

Facsimile:  +49-6221-363-2229

If for LICENSEE:

Singapore Volition Pte. Limited

150 Orchard Road

Orchard Plaza, 08-02

Singapore, 238841

IN WITNESS WHEREOF, EMBLEM and LICENSEE have executed this Agreement by their duly authorized officers or representatives.

For EMBLEM

By: /s/ Dr. Gabor Lamm

Dr. Gabor Lamm

Managing Director

Date: 6 – June – 2011

For Singapore Volition Pte. Limited

By: /s/ Cameron Reynolds

Cameron Reynolds

CEO

Date:_May 23, 2011

APPENDIX I

l. EMBL Intellectual Property:

EMBL Invention record nº 554 and any developments, ideas, know-how, trade secrets, data information of the EMBL in the field of tumor markers, and/or the related intellectual property rights in any of the foregoing including without limitation patent applications and patent applications made of a part thereof, already existing before the Effective Date, any patents based thereon, any divisional, continuations, continuations-in-part, reexaminations or reissues thereof as well as certificates of addition and utility models, and any and all patents granted thereon, including the patent application No. EP 09 008 679.4 entitled Diagnostic method for predicting the risk of cancer recurrence based on Histone macro H2A isoforms.

The patent application EP 09 008 679.4 is based on the invention described in the EMBL invention record referenced above, which has been made in course of collaborative research conducted by faculty members of the EMBL and the Thoraxklinik at the University clinics Heidelberg located at Amalienstrasse 5, 69126 Heidelberg. The patent application is jointly owned by the EMBL and the Thoraxklinik, and EMBLEM is exclusively responsible for commercialisation of this patent application and the underlying invention.

11. Licensed Material:

Antibody reagents directed against:

•

macroH2A1.1

•

macroH2A1.2; and

•

macroH2A2